EMPLOYMENT AGREEMENT

            This Executive Employment Agreement ("Agreement") is entered into by and between CellCyte Genetics Corporation, a Washington corporation ("Company"), and Nathan McDonald ("Executive").

            1.        Duration of Employment. Executive's employment shall begin on January 1, 2008, and shall continue until ended by Executive or Company in accordance with the provisions of Paragraph 6.

            2.        Duties and Scope of Employment.

                        (a)       Positions and Duties: Executive will be employed as VP/Director of Finance with responsibility for management of accounting systems, preparation of quarterly and annual financial statements and SEC filings, budgeting, investor and analyst relations, structuring of financings, structuring of partnerships and joint ventures. It is understood that from time to time Employee may be assigned other duties in addition to those described above and that Employee's responsibilities may be modified at any time by Company to accommodate its needs. It is further agreed and understood that Executive is an exempt employee and sometimes will be required to work more than forty (40) hours per week for which Employee is not entitled to receive additional compensation.

                         (b)       Obligations: During the Employment Term, Executive will perform his/her duties faithfully and to the best of his/her ability. Executive agrees not to directly or indirectly engage or participate in any activities while employed with the Company that would conflict with its best interests. Employee warrants and affirms that s/he is not a party to any agreement or contract, such as a confidentiality or noncompetition agreement, that limits his/her ability to perform his/her duties for the Company.

            3.        Compensation.

                         (a)       Base Salary: The Company will pay Executive as compensation for his services a base salary at the annualized rate of $165,000 (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and will be subject to lawful withholding.

Company agrees to pay Executive all salary that is due and owing to Executive as of the date of termination, less legal deductions or offsets Executive may owe to Company for such items as salary advances or loans. Executive agrees that his/her signature on this Agreement constitutes authorization for all such deductions.

                         (b)       Bonus and Incentive Programs: During the Employment Term, Executive will be entitled to participate in the Company-sponsored Bonus and Incentive Programs currently and or hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change any such Bonus or Incentive and programs it offers to its senior executives at any time.

                         (c)       Employee Benefits: During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

            4.        Vacation. Executive will be entitled to paid vacation of three weeks per year in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties.

            5.        Expenses. The Company will reimburse Executive for reasonable and necessary travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties, in accordance with the Company's expense reimbursement policy as in effect from time to time. Employee shall maintain such records as will be necessary to enable the Company to properly deduct such items as business expenses when computing its federal income tax.

            6.        Termination. Executive's employment shall be terminated upon the occurrence of any one of the following events.

                         (a)       If Executive shall have been incapacitated from illness, accident or other disability and unable to perform his/her normal duties hereunder for a cumulative period of four (4) months in any period of twelve (12) consecutive months, upon Company or Executive giving the other party not less than thirty (30) days' written notice. Company may, in its sole discretion, grant Executive a leave of absence, or make other reasonable accommodation for Executive's disability. The terms of such a leave shall be confirmed by Company in writing, and shall determine Executive's right, if any, to continued compensation, his/her obligation to continue his/her job duties, the terms under which s/he may return to work, and all other conditions of the leave.

                         (b)        By either party, without cause, by providing fourteen (14) days' written notice. The Company, at its option, may provide pay in lieu of notice.

                         (c)        By Company immediately for "Cause." For purposes of this Agreement, "Cause" for termination shall include: material breach of this Agreement; an act of dishonesty by Executive in connection with Executive's responsibilities as an employee; Executive's conviction of, or plea of nolo contendere to, a felony; continued inadequate performance of Executive's duties after Executive has received a written demand for performance from the Company that specifically sets forth the factual basis for the Company's belief that Executive has not adequately performed his/her duties; personal or professional conduct of Executive, which, in the reasonable and good faith judgment of the Company, injures or tends to injure the reputation of Company or otherwise adversely affects the interests of Company; intentional disloyalty; any other conduct constituting cause for termination under Washington judicial common law.

                         (d)        Cessation of Company's business.

            7.        Severance.

                         (a)       Involuntary Termination: If Executive's employment with the Company terminates involuntarily, i.e., other than voluntarily or for "Cause", and Executive signs and does not revoke a general release of all claims against the Company, then (i) Executive shall receive his/her then current annual salary (less lawful withholding) for a period of eighteen (18) months from the date of such termination, to be paid either in lump sum or periodically in accordance with the Company's normal payroll policies, (ii) all of the Executive's unvested stock options shall become fully vested at the time of the Executive's termination (options shall have an execution period of ten years from the date of the Executive's termination), and (iii) all of Executive's unvested stock grants shall become fully vested at the time of Executive's termination.

For purposes of this Agreement, "Involuntary Termination" means: (i) without Executive's express written consent, a material reduction by the Company of Executive's base salary as in effect immediately prior to such reduction, other than in connection with a general decrease in base salaries for most executives of the Company; (ii) without Executive's express written consent, a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction, with the result that Executive's overall benefits package is significantly reduced (other than any such reduction applicable to employees of the Company generally); and (iii) without Executive's express written consent, the relocation of the Executive to a facility or a location more than sixty (60) miles from their current location.

                         (b)        Voluntary Termination; Termination for Cause: If Executive's employment with the Company terminates voluntarily by Executive or for "Cause" by the Company, then (i) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (ii) all vesting of Executive's unvested stock options and stock grants will terminate immediately, (iii) Executive will only be eligible for severance benefits in accordance with the Company's established policies then in effect.

                         (c)        Change of Control Benefits: If, within twelve (12) months following a "Change of Control," (i) Executive terminates his employment with the Company or successor corporation voluntarily, or (ii) the Company or the successor corporation terminates Executive's employment with the Company or successor corporation for other than Cause, then the Executive shall receive severance as stated in Section 7(a) of this Agreement

For purposes of this Agreement, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

            8.        Confidential Information: Executive agrees to enter into the Company's standard Confidential Information Agreement upon commencing employment hereunder. For purposes of this Agreement, "Confidential Information" shall have the same meaning as it does in the Confidential Information Agreement.

            9.        Inventions and Intellectual Property: Executive agrees to enter into the Company's standard Invention Assignment Agreement upon commencing employment hereunder.

            10.       Noncompetition and Nonsolicitation: Executive acknowledges that the Company is engaged in a highly competitive business, the success and value of which would be diminished by disclosure, interference, or competition by employees or former employees with knowledge of the Company's Confidential Information. Executive further acknowledges that it would be very difficult for Executive not to rely on or use the Company's Confidential Information if s/he were employed by a competitor of the Company. Executive also acknowledges that because Company's business is based on scientific data, Company could be damaged by competition by entities located anywhere in the world. Therefore, in consideration of Executive's employment with Company, access to its Confidential Information, and the compensation and benefits provided under this Agreement, Executive agrees to the following conditions, which Executive agrees are narrowly tailored to protect Company's legitimate interests.

                         (a)       Noncompetition: During Executive's employment with Company and for a period of eighteen (18 months) after the end of the employment, Executive will not, directly or indirectly, as an employee, employer, consultant, partner, shareholder, owner, officer, director, or in any other capacity, engage in any employment or other business activities in Company's Field of Business. Because Company does business on a global basis and a competitor could use its Confidential Information to compete from any location in the world, Executive agrees that this restriction shall apply without regard to the geographic location of the business entity or activity. This clause shall not prohibit Executive from owning less than five percent (5%) of the total outstanding shares of a corporation doing business in Company's Field of Business.

For purposes of this Agreement, "Company's Field of Business" means any of the fields of Company's business. On the date of the Agreement, Company's Field of Business is defined to mean Stem Cell delivery and regenerative therapies as well as any additional business activities Company may develop during Executive's employment, or be in the process of developing as of the date of Executive's termination of employment. Executive acknowledges that Company may expand its operations during the time of his/her employment, and that any additional fields of business in which it operates shall be included in this definition, provided that Executive knows, or reasonably should know, of such expansion prior to termination of employment.

                         (b)       Nonsolicitation: During the Executive's employment and for a period of eighteen months (18) months after the end of employment, Executive will not directly or indirectly solicit or influence any employee, consultant, representative, customer, contractor, vendor, or supplier of Company to terminate or reduce any relationship with the Company, or to divert any business from Company. Further, Executive will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or other arrangements between Company and any person or entity described above to any competitor of Company.

                         (c)       Notice to Future Business Contacts: Executive understands that Company has a legitimate interest in ensuring that s/he is not asked or expected, whether intentionally or not, to disclose any of its Confidential Information or violate the noncompetition and nonsolicitation provisions of this Agreement in the course of any employment or other business activities Executive engages in following his/her departure from Company. Executive therefore agrees that for a period of eighteen (18) months following termination of his/her employment with Company, s/he will inform any prospective employer, partner, consulting contactor or other business associate of this Agreement and provide them with a copy of the Agreement prior to accepting any offer of employment, partnership, or consulting or other business arrangement.

                         (d)       Remedies: Upon any breach of this section, all remaining severance payments pursuant to this Agreement shall immediately cease. Moreover, Executive acknowledges that any violation of the provisions of Paragraph 10 set forth above will cause irreparable injury to Company, and Company shall be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions, without the necessity of posting bond or security. If any bond or security is required to obtain injunctive relief, the parties agree that the reasonable value of such bond or security shall be one hundred dollars ($100.00). Executive also agrees that any equitable relief shall be in addition to, and not in substitution for, any other relief to which Company may be entitled, including but not limited to, damages, attorney fees and costs.

                         (e)       Material Breach: A breach of any provision of Paragraph 10 shall be considered a material breach of this Agreement.

                         (f)       Tolling of Restrictive Period: Executive agrees that the time periods in Paragraph 10 during which s/he is restricted from competitive activities and solicitation and is required to give notice to future business contacts will be tolled during any period Executive is in breach of the noncompetition and nonsolicitation provisions, and during the pendency of any litigation over enforcement of those provisions of this Agreement.

            11.       Assignment: This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

            12.       Notices: All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

Gary Reys
Chief Executive Officer, President & Chairman
CellCyte Genetics, Inc.
1725 220th Street SE
Bothell, WA 98021

            13.       Severability: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

            14.       Arbitration:

                         (a)       General: In consideration of Executive's service to the Company, its promise to arbitrate all employment-related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise, or the termination of Executive's service with the Company, including any breach of this Agreement, shall be subject to final and binding arbitration to be held in Kirkland, Washington. Disputes which Executive agrees to arbitrate and thereby agrees to waive any right to a trial by jury include, without limitation, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, and RCW Section 49.60.010 et seq., and claims of harassment, discrimination or wrongful termination. The Company also agrees that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

                         (b)       Procedure: The parties agree that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes ("Rules"). The arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss, prior to any arbitration hearing. The arbitrator shall issue a written decision on the merits and shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Executive shall pay the first two hundred dollars ($200.00) of any filing fees associated with any arbitration Executive initiates.

                         (c)       Remedy: Arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as otherwise provided in the Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

                         (d)       Availability of Injunctive Relief: The parties agree that they may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, non-competition or non-solicitation or RCW Section 49.44.140. Venue for any such action shall be properly laid in King County, Washington or in the U.S. District Court for the Western District of Washington. Employee agrees that, regardless of his/her residence at the time suit is filed, s/he shall submit to jurisdiction in the above-named venues. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

                         (e)       Administrative Relief: Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body, such as the Washington State Human Rights Commission or the Equal Employment Opportunity Commission, although the Agreement does preclude Executive from pursuing court action regarding any such claim. If Executive does file an administrative claim, or if a governmental agency prosecutes a claim on behalf of Employee, Employee specifically agrees that s/he will not be entitled to monetary relief of any kind in connection with resolution of the claim, whether by means of settlement or otherwise, including without limitation back pay, front pay, other damages, fees, or costs.

            15.       Voluntary Nature of Agreement: Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that EXECUTIVE IS WAIVING EXECUTIVE'S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

            16.       Integration: This Agreement, together with the Option Plan, Option Agreement, Invention Assignment Agreement and Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

            17.       Tax Withholding: All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

            18.       Governing Law: This Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

            19.       Acknowledgment: Executive acknowledges that s/he has had the opportunity to discuss this matter with and obtain advice from his/her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

CELLCYTE GENETICS, INC. By: /s/ Gary A. Reys Gary A. Reys, Chief Executive Officer, President & Chairman	Date: January 1, 2008
EXECUTIVE: /s/ Nathan McDonald Nathan McDonald	Date: January 1, 2008

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